For Immediate Release

TRIPLECROWN ACQUISITION CORP. ANNOUNCES APPROVAL OF ITS MERGER WITH CULLEN AGRICULTURAL TECHNOLOGIES INC.

JACKSON, WYOMING, October 21, 2009 – Triplecrown Acquisition Corp. (“Triplecrown”) (NYSE AMEX: TCW, TCW.U, TCW.WS) and Cullen Agricultural Holding Corp. (“CAH”) today announced that its stockholders approved the proposed business combination with Cullen Agricultural Technologies Inc. (“Cullen Agritech”) at Triplecrown’s special meeting of stockholders. The closing of the transaction is anticipated to occur no later than October 22, 2009.

In addition to approving the business combination, the Triplecrown warrantholders also approved amendments to its warrants to (a) increase the exercise price of the warrants from $7.50 per share to $12.00 per share, (b) extend the expiration date of the warrants from October 21, 2012 to October 21, 2013 and (c) increase the price at which the stock must trade for the warrants to be called for redemption from $13.75 per share to $17.00 per share.

About Cullen Agricultural Technologies Inc.

Cullen Agritech is a newly formed company committed to the development and commercialization of advanced agricultural technologies. Cullen Agritech’s principal focus will be to improve agricultural yields through pasture and animal sciences.

Natural Dairy Inc. (“Natural Dairy”), a wholly owned subsidiary of Cullen Agritech, will rollout Cullen Agritech’s multi-farm dairy operation in the Southeastern United States utilizing the Cullen Agritech farming system. Natural Dairy will be acquiring and converting farmland for the development of pasture based dairy farming operations to produce fresh liquid milk for the Eastern Seaboard. The Eastern Seaboard represents one of the largest fresh liquid milk markets in the world but is currently undersupplied of liquid milk due to a lack of regionally based milk producers. By utilizing an efficient, pasture-based farming system, Natural Dairy will help bridge this supply gap by producing milk in the Southeastern States at a substantially lower cost than could be achieved through the traditional dairy farming model.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of CAH’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contacts:
Media:

Cullen Agricultural Technologies Inc. Contact:
Miles Leahy
212-521-4396

Paul Vassilakos
Petrina Advisors
212-521-5399